                      SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-20516

                          Mason-Dixon Bancshares, Inc.
                          ----------------------------
             Exact name of registrant as specified in its charter)

 45 West Main Street, Westminster, Maryland 21157     Telephone: (410) 857-3400
 ------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $1.00 per share
                    ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]*  Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(i)  [X]*  Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:
None
----

*Mason-Dixon Bancshares, Inc. was merged with and into BB&T Corporation on July 14, 1999.
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     Pursuant to the requirements of the Securities Exchange Act of 1934, BB&T
Corporation, the successor by merger to Mason-Dixon Bancshares, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: July 16, 1999           BB&T CORPORATION

                              By:      /s/ Jerone C. Herring
                              Name: Jerone C. Herring
                              Title:   Executive Vice President and Secretary